As filed with the Securities and Exchange Commission on November 8, 1995 Reg. No. 33-97780

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                            NTN COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

     Delaware                      The Campus                    31-1103425
 (State or other               5966 La Place Court            (I.R.S. Employer
  jurisdiction of          Carlsbad, California 92008        Identification No.)
 incorporation or                (619) 438-7400
   organization

   (Address, including zip code, and telephone number, including area code, of
                    Registrant's principal executive offices)
                    Ronald E. Hogan, Chief Financial Officer
                            NTN Communications, Inc.
                                   The Campus
                               5966 La Place Court
                           Carlsbad, California 92008
                                 (619) 438-7400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                 With a copy to:
                               Dale E. Short, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 553-4441


          Approximate date of commencement of proposed sale to public:
   As soon as practicable after this Registration Statement becomes effective.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /x/
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                              _____________________


                          CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                Proposed maximum         Proposed maximum             Amount of
        Title of each class of             Amount to be         offering price          aggregate offering         registration
     securities to be registered           registered(1)           per share                  price                     fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.005 par value . . . .        1,165,955 shares(2)   $4.875(3)              $5,684,031(3)
Common Stock, $.005 par value . . . .           50,000 shares(4)    $7.50(5)                $375,000(5)
Common Stock, $.005 par value . . . .           37,500 shares(4)    $6.75(5)                $253,125(5)
Common Stock, $.005 par value . . . .           30,000 shares(4)   $5.125(5)                $153,750(5)
     Total  . . . . . . . . . . . . .        1,283,455 shares                               $6,465,906                $2,230(6)
--------------------------------------------------------------------------------------------------------------------------------
(Footnotes on next cover page)

(1) In accordance with Rule 416 of the General Rules and Regulations under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares of Common Stock as may become issuable pursuant to anti-dilution provisions of the stock purchase agreements relating to the initial issuance of the shares being registered.
(2) Includes 53,455 shares of Common Stock which may become issuable pursuant to certain anti-dilution provisions of the stock purchase agreements relating to the original issuance of 600,000 of the shares registered hereunder.
(3) Estimated solely for the purpose of calculating the registration fee and based, pursuant to Rule 457(c), on the average of the high and low sale prices of Registrant's Common Stock as reported on the American Stock Exchange on October 3, 1995.


(4)  Consists of the shares underlying the warrants described herein.



(5) Pursuant to Rule 457(g), calculated based on the exercise prices of the warrants to purchase shares of Common Stock of the Company.



(6)  Of which $2,177 was previously paid.


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             NTN COMMUNICATIONS, INC.

                              Cross-Reference Sheet
      Pursuant to Item 501(b) of Regulation S-K, showing the location in the Prospectus of the answers to the items in Part I of Form S-3.


      FORM S-3 ITEM NUMBER AND CAPTION              PROSPECTUS CAPTION

1.  Front of the Registration Statement and     Facing Page; Outside Front Cover
    Front Cover Page of Prospectus              Page

2.  Inside Front and Outside Back Cover         Inside Front Cover Page and Back
    Pages of Prospectus                         Cover Page

3.  Summary Information, Risk Factors and       Risk Factors
    Ratio of Earnings to Fixed Charges

4.  Use of Proceeds                             Use of Proceeds

5.  Determination of Offering Price             Outside Front Cover Page; Price
                                                Range of Common Stock and
                                                Dividend Policy

6.  Dilution                                    Not Applicable

7.  Selling Security Holders                    Selling Securityholders

8.  Plan of Distribution                        Outside Front Cover Page; Plan
                                                of Distribution

9.  Description of Securities to Be             Outside Front Cover Page;
    Registered                                  Description of Securities

10. Interest of Named Experts and Counsel       Not Applicable

11. Material Changes                            Certain Recent Developments

12. Incorporation of Certain Information by     Incorporation of Certain
    Reference                                   Documents by Reference

13. Disclosure of Commission Position on        Not Applicable
    Indemnification for Securities Act
    Liabilities

                  SUBJECT TO COMPLETION, DATED NOVEMBER 8, 1995
PROSPECTUS


                            NTN COMMUNICATIONS, INC.
                                1,230,000 Shares



     This Prospectus relates to the offer by certain securityholders named herein (the "Selling Securityholders") for sale to the public from time to time of up to 1,230,000 shares (the "Shares") of common stock, $.005 par value (the "Common Stock"), of NTN Communications, Inc. See "Selling Securityholders." Unless otherwise indicated herein, references herein to the "Company" mean NTN Communications, Inc. and its subsidiaries, including New World Computing, Inc. ("New World").




     Of the shares of Common Stock offered hereby, 512,500 are held by Jon Van Caneghem, the President and former sole shareholder of New World, 117,500 are issuable upon the exercise of certain warrants to purchase Common Stock of the Company (the "Warrants") and the remainder are offered by certain Selling Securityholders advised by Dimensional Fund Advisors, Inc. See "Selling Securityholders."



     The Company will not receive any proceeds from the sale of the Common Stock offered hereby, with the exception of the exercise price of such of the Warrants as may be exercised. See "Use of Proceeds" and "Description of Securities."



     The Common Stock is traded on the American Stock Exchange ("AMEX") under the symbol "NTN." As of November 6, 1995, the last sale price for the Common Stock as reported on the AMEX was $4.50. See "Price Range of Common Stock and Dividend Policy."


     SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN MATERIAL RISKS ASSOCIATED WITH AN INVESTMENT IN THE SHARES OFFERED HEREBY.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                     Price to        Proceeds to Selling
                                      Public         Securityholders (1)
--------------------------------------------------------------------------------
Per Share of Common Stock          $        (2)               $
--------------------------------------------------------------------------------
Total                                                         $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------




(1) All proceeds from the sale of the Shares offered hereby will be received by the Selling Securityholders. The amount shown is without deduction for brokerage fees which may be paid by the Selling Securityholders and for offering expenses, estimated at $36,000, payable by the Company. See "Use of Proceeds."


(2) Based on the last reported sale price of the Common Stock on the AMEX on _______, 1995.


                 The date of this Prospectus is ________, 1995.


INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Northwestern Atrium Center, 500 W. Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Common Stock is listed on the AMEX, and the Company's reports, proxy or information statements and other information filed with the AMEX may be inspected at the AMEX's offices at 86 Trinity Place, New York, New York, 10006-1881.

    Additional information regarding the Company and the Shares offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the Shares, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    The following documents filed by the Company with the Commission under the Exchange Act (Commission file no. 1-11460) are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1994, which contains consolidated financial statements for the Company's year ended December 31, 1994; (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995; (c) the Company's Current Report on Form 8-K dated April 21, 1995; (d) the Company's Current Report on Form 8-K dated July 5, 1995; (e) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995; and (f) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.


    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company will provide, without charge, to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Ronald E. Hogan, Chief Financial Officer, NTN Communications, Inc., The Campus, 5966 La Place Court, Carlsbad, California 92008. Telephone requests may be directed to Mr. Hogan at (619) 438-7400.


                                       2.

                                   RISK FACTORS

     THE SHARES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE A HIGH DEGREE OF RISK. THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SHARES OFFERED BY THIS PROSPECTUS.

HISTORY OF SIGNIFICANT LOSSES; RECENT PROFITABILITY

     The Company has a history of significant losses and had an accumulated deficit of $20,106,000 as of September 30, 1995. The year ended December 31, 1994, in which the Company reported net earnings of $707,000, was the Company's first year of profitable operations. The Company reported a net loss of $867,000 for nine months ended September 30, 1995, and there can be no assurance that the Company will operate profitably in the future. See "Selected Consolidated Financial Data."

PENDING LITIGATION

     The Company currently is defending litigation filed by stockholders of the Company alleging violations by the Company of federal and state securities laws. In June 1993, a class-action lawsuit against the Company was filed by certain stockholders in the United States District Court for the Southern District of California. The plaintiffs allege that announcements made by the Company regarding a possible agreement in which the Company would sell certain equipment and services to an arm of the Mexican Government were misleading. The plaintiffs are seeking to recover unspecified damages for a drop in the market price of the Company's Common Stock following a later announcement that the anticipated agreement may be put out for bid. In September 1993, the class of plaintiffs consisting of purchasers of Common stock during the period January 27, 1993 through June 24, 1993 was certified by the District Court. A motion by the Company to dismiss the suit was denied in February 1994. Percipient discovery has been undertaken by the parties.

     In April 1995, a stockholder of the Company filed a class-action lawsuit against the Company in the United States District Court for the Southern District of California. The plaintiff seeks unspecified damages for alleged violations of securities laws based upon public statements by the Company regarding the projected results of operations of the Company and its wholly-owned subsidiary, New World Computing ("New World"), for the fourth quarter 1994 and for fiscal 1994. The complaint filed in the action further alleges that certain insiders sold stock following the projections based on information not generally known to the public and seeks certification of a class of plaintiffs consisting of purchasers of the Company's common stock during the period November 9, 1994 through March 28, 1995. Preliminary discovery has been undertaken by the parties.

     In July 1995, the Company was named as a defendant in a separate action filed in the United States District Court for the Northern District of Texas based upon substantially the same allegations as set forth in the April 1995 class-action suit against the Company. The Company recently filed its answer to the complaint, which includes third-party claims for contribution against the plaintiff's stock representative.

     The Company plans to defend vigorously these actions, but there can be no assurance that one or more of these actions will not be decided adversely to the Company. Should the plaintiffs in these actions prevail, depending upon the amount of any damages awarded, such claims could have a material adverse effect on the Company. The Company expects to continue to incur litigation costs and expenses relating to these and the other pending legal proceedings discussed below. See "Certain Recent Developments -- Recent Results of Operations."

     The Company also is defending or prosecuting various lawsuits in federal courts in both the United States and Canada involving Interactive Network, Inc. ("IN").

     On June 11, 1992, the Company commenced an action against IN in the United States District Court for the Northern District of California seeking a declaration that the Company's United States programming does not infringe a United States patent held by IN (the "IN/US Patent"), or, alternatively, that such patent is invalid and unenforceable. On June 12, 1992 the Company, NTN Canada, an unaffiliated licensee, and NTN Canada's subsidiary NTN Sports,


                                       3.

Inc. filed a similar action against IN in the Federal Court of Canada, Trial Division, seeking a declaration that the Company's activities (and those of NTN Canada and NTN Sports, Inc.) in Canada do not infringe a Canadian patent held by IN (the "IN/Canada Patents"). The Company subsequently amended its claims to include an assertion of invalidity of the IN/Canada patent based upon untrue and material allegations made by IN in its patent petition. No discovery has been undertaken, and the existence of this litigation has not affected the operations of the Company's Canadian licensee in Canada.

     In July 1993, the United States District Court granted IN a summary judgment dismissing the Company's claims involving the IN/US Patent. The Company's subsequent appeals of the summary judgment were denied. IN moved for a court order awarding it attorneys' fees, and on September 15, 1995, the District Court ordered NTN to pay IN an aggregate of $359,165 in attorneys' fees and accrued interest. NTN intends to appeal the District Court's order. The summary judgment did not affect the Company's current license with IN and did not constitute any finding that the Company's programming is infringing on the IN/US Patent.

     On June 18, 1992, IN filed an action against the Company, NTN Sports, Inc. and NTN Canada in the Federal Court of Canada, Trial Division, seeking a declaration that the IN/Canada Patent is valid and infringed by the Company's games broadcast and associated equipment sold in Canada, an injunction against such alleged infringement, unspecified damages based on certain games sold in Canada since the 1990 issuance of the IN/Canada Patent and interest and costs of the action. IN has not taken any action in furtherance of this litigation, and the existence of this litigation has not affected the operations of the Company's Canadian licensee in Canada.

     On April 28, 1993, the Company commenced an action against IN in the Superior Court for the County of Santa Clara, California, seeking an injunction against IN's making certain untrue statements regarding the Company, unspecified damages and a declaration of the Company's rights with respect to the broadcast of QB1. That action was subsequently stayed by the court, pending the outcome of the Company's June 11, 1992 United States District Court action against IN. The stay has now been lifted, and the Company intends to vigorously pursue its claims.

     On or about February 28, 1994, IN filed its own action against the Company in the Superior Court for the County of Santa Clara, California, which sets forth causes of action for malicious prosecution, defamation, interference with economic relations and unfair competition. IN seeks compensatory damages and punitive damages on all causes of action and injunctive relief with respect to its claim for unfair competition. The Company has filed a motion for summary judgment with respect to the claim for malicious prosecution, which is scheduled to be heard on October 12, 1995. The responsibility for the Company's legal fees in this action has been assumed by the Company's insurance carrier under reservation of rights.

     On May 5, 1994, IN filed an action against the Company in the United States District Court for the Northern District of California seeking a declaration that the Company's interactive boxing game, "Uppercut", infringes the IN/US patent and request injunctive relief. The Company's motion for summary judgment was granted by the District Court on the basis that an agreement between the parties called for arbitration of this matter. IN's motion for reconsideration of the Court's ruling was denied, and an order in favor of the Company was entered on February 22, 1995 which included an award of approximately $57,000 in attorneys' fees to the Company. IN has voluntarily dismissed its notice of appeal of the District Court's ruling and the Company has since collected the court-awarded attorneys' fees. The Company had previously submitted this matter to arbitration for a declaration of non-infringement pursuant to an earlier agreement between the parties which provided for arbitration and for a license to the Company for a specified royalty if infringement were to be found. There has not been any significant action taken in furtherance of the pending arbitration.

     On October 18, 1994, the Company filed a complaint against IN in the United States District Court for the Northern District of California for alleged trademark infringement, false designation of origin, unfair competition, misappropriation and dilution in connection with the Company's exclusive license from the Canadian Football League ("CFL"). In response, IN filed a motion to dismiss the complaint, which was heard before the Court on February 17, 1995. The Court found that, since IN was not yet playing its interactive game in connection with CFL games, the Company's claim would appropriately be one based upon declaratory relief. The Court gave the Company the opportunity to amend its complaint, however, the Company will not pursue its claim at this time since IN has ceased its business operations.


                                       4.

     The Company believes, based in part on the advice of outside counsel, that any adverse outcome of the foregoing litigation involving IN will not result in a material adverse effect on the Company's financial position.


DEPENDENCE ON LICENSES FOR BROADCAST RIGHTS; LACK OF CERTAIN LICENSES



     The Company's interactive sports games are broadcast in conjunction with live telecasts of football, baseball, basketball and hockey games. In order to effect this simultaneous broadcast, wherever possible the Company seeks to obtain licenses from the owners of the broadcast rights to the sporting events to utilize such telecasts for its interactive game programming. The Company's original, exclusive license agreement with the National Football League ("NFL") expired on March 31, 1995 and in August 1995, the Company entered into a new, exclusive license with National Football League Properties, Inc. ("NFLP") for QB1, which will expire on March 31, 1997 unless renewed by the NFLP. The Company's rights under the license may not be transferred or assigned without the NFLP's consent. For this purpose, an assignment includes, among other things, a merger or consolidation of the Company or the termination of employment of any of the Company's key management personnel. The Company has also obtained approval from Major League Baseball for its proprietary interactive baseball game, "Diamondball." The Company currently is broadcasting QB1 in conjunction with college football games without any license. Limitations on the Company's sports licenses could have an adverse effect upon the Company's business. In addition, legal action by the owners or licensees of broadcast rights to college football games seeking to enjoin further broadcasts by the Company or money damages could preclude the playing of QB1 in connection with college football games.


RELIANCE ON INDEPENDENT DISTRIBUTORS; DIRECT DISTRIBUTION BY NEW WORLD

     The Company relies in large part on the efforts of independent distributors to market and sell the NTN Network to its subscriber locations. The Company currently uses approximately 25 distributors who cover 49 states. The Company has entered into long-term agreements with certain of its distributors, but such agreements are typically terminable upon short notice. The loss of a significant number of these distributors would have a material adverse effect on the Company's business until such time, if any, as the Company found alternate means of servicing the markets currently served by such distributors.

     Since June 1994, the Company's New World subsidiary has relied solely on its in-house sales force to market and sell its products. Prior to such time, New World's products had been distributed in North America under an affiliate-label program with Broderbund Software, Inc. New World has only limited experience in direct marketing and sales activities, and there can be no assurance that it will be successful in directly marketing and selling its products.

COMPETITION

     The market for interactive entertainment systems is in its formative stages and is characterized by frequent introductions of new software and hardware and advancing technologies. Numerous companies have commercialized, are developing or are expected to introduce interactive products that are or may become directly competitive with the Company's products. Most of the Company's competitors have substantial experience and expertise in the electronics industry and in interactive entertainment hardware systems and multimedia technology and in producing and selling consumer products through retail distribution, and also have substantially greater engineering, marketing and financial resources than the Company.

     Numerous major companies in the movie, cable and telecommunications industries and in the computer and software industries have publicly announced large development budgets and deployment plans for and field testing of interactive television services and are developing methods for delivery of interactive multimedia products and services through existing or planned cable and telephone networks. To the extent that these companies provide interactive functionality through cable or telephone networks, their products will compete directly with the Company's products. Some of these companies include large, established companies such as AT&T Corp., Microsoft Corporation, Time Warner, Inc., Telecommunications, Inc., Intel Corporation and Motorola, Inc. All of these companies have also devoted substantial financial resources to development projects and many of them have commenced trial testing or have


                                       5.

announced their intention to commence trial testing in the immediate future. The Company also anticipates competition from emerging companies, including those that may be formed by persons with substantial experience and credibility in interactive technology. There can be no assurance that the Company can compete successfully against these companies.

     The Company also competes with other providers of interactive television services to in-home viewers. Each of the major providers of interactive video services, which include GTE Mainstreet, ACTV, Video Jukebox Network, IN, Interactive Systems, Explore Technology and Call Interactive, is focused on in-home delivery of programming. The Company's strategy for in-home delivery has been to be a provider of programming to systems operated by others, and the Company's programming currently is available through GTE Mainstreet. The Company may also face potential competition from businesses engaged in information gathering and related businesses which may seek to enter the markets served by the Company, many of which are larger and have far greater personnel and financial resources than does the Company. If such larger businesses enter the markets, if existing competitors increase their activities in areas in which the Company intends to do business or if the Company is unable to distribute its programming to home viewers through systems operated by others, such developments may have a materially adverse effect upon the Company.

     The video game and personal computer industry also is characterized by intense competition. New World's products compete with a variety of video games and personal computer entertainment software on the market and with new games and software continuously being introduced. Competition in the video game and personal computer software industry extends to competition for shelf space in retail outlets, and there can be no assurance that New World will be able to compete successfully. New World will also face competition from all other forms of interactive hardware and software providers such as the current computer hardware and videogame manufacturers, as well as other providers of interactive entertainment systems, including Sega, Nintendo, and 3DO, as well as many others. Most of these competitors are large corporations with significantly greater financial and marketing resources, market share and name recognition than New World.

POTENTIAL FOR TECHNOLOGICAL OBSOLESCENCE

     The computer industry and related services have been marked by rapid and significant technological development and change. There can be no assurance that technological development will not render the Company's interactive technology and services obsolete within a relatively short period, or that the Company will have the resources to respond to such technological change.

UNCERTAIN PROPRIETARY PROTECTION

     The Company has two patent applications pending for its proprietary interactive technology. In addition, the Company relies on a combination of trademark and unfair competition laws, trade secrets and confidentiality procedures and agreements to protect rights it considers proprietary. The Company has copyrights for all of its programming, and the Company has registered the trademark QB1 and has registered trademarks for a significant number of its other services. However, no assurance can be given that such patents will issue, or if issued, the scope of the protection afforded by such patents. The Company currently is involved in litigation concerning the enforceability, scope and validity of proprietary rights. See "Risk Factors - Litigation."

     New World regards all of its software as proprietary and attempts to protect it. New World has no patents, and existing copyright laws afford only limited practical protection for the New World's software. New World has entered into license agreements with foreign entities for the translation of its software into foreign languages and distribution in foreign countries. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. In addition, New World has registered trademarks on "New World," "Might & Magic" and "King's Bounty." However, no assurance can be given as to the scope of protection afforded by such trademarks, or that New World would be able to effectively enforce such trademarks.


                                       6.

INFLUENCE OF MANAGEMENT

     The Company's executive officers and directors and their affiliates own, in the aggregate, approximately 9% of the outstanding Common Stock, and have the right, through the exercise of currently exercisable options and warrants to purchase 3,127,314 shares of Common Stock, to increase their percentage ownership to 21%. Therefore, these stockholders, if acting together, would have the ability to significantly influence the Company's affairs and operations.
See "Description of Securities."

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These provisions may have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including takeover proposals in which stockholders might receive a premium for their shares over the then current market price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. The Board of Directors believes, however, that these provisions are in the best interests of the Company and its stockholders because such provisions may encourage potential acquirors to negotiate directly with the Board of Directors, which is in the best position to act on behalf of all stockholders. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate of Incorporation, including among others, those provisions relating to the number, election and term of directors; the removal of directors and the filing of vacancies; and the supermajority voting requirements of the Certificate of Incorporation. These voting requirements will have the effect of making more difficult any amendments, even if a majority of the Company's stockholders believes that such amendment would be in their best interest. See "Description of Securities -- Anti-Takeover Provisions."

VOLATILITY OF STOCK PRICE

     Historically, the trading price of the Company's Common Stock has fluctuated widely, and it may be subject to similar future fluctuations in response to quarter-to-quarter variations in the Company's operating results, announcements regarding litigation, technological innovations or new products by the Company or its competitors, general conditions in the industries in which the Company competes and other events or factors. In addition, in recent years, broad stock market indices, in general, and the securities of technology companies, in particular, have experienced substantial price fluctuations. Such broad market fluctuations also may adversely affect the future trading price of the Company's Common Stock. See "Price Range of Common Stock and Dividend Policy."

DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and anticipates that for the foreseeable future earnings, if any, will be retained for the operation and expansion of the Company's business. See "Price Range of Common Stock and Dividend Policy."

EFFECT OF OUTSTANDING OPTIONS, WARRANTS AND PREFERRED STOCK


     As of October 16, 1995, there were 4,661,730 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plans at exercise prices ranging from $2.25 to $8.25 per share, of which options to purchase 2,837,866 shares are currently exercisable. An additional 58,400 shares of Common Stock (plus any shares of Common Stock covered by stock options currently outstanding under the Company's 1985 Incentive Stock Option Plan and 1985 Nonqualified Stock Option Plan which are subsequently terminated or expire without being exercised) are reserved for issuance upon the exercise of options available for future grant under the Company's 1995 Stock Option Plan. In addition, the Company has outstanding warrants to purchase an aggregate of 3,390,329 shares of Common Stock at exercise prices ranging from $2.00 to $8.00 per share, all of which warrants are currently exercisable. Substantially all of such warrants, are subject to currently



                                       7.

effective registration statements covering the resale of the warrants and the underlying warrant shares by the holders. The Company also has outstanding 162,612 shares of preferred stock which entitle holders thereof, upon surrender of the shares of preferred stock, to receive 45,548 shares of Common Stock.
Such options, warrants and preferred stock could adversely affect the Company's ability to obtain future financing, since the holders of those options, warrants and preferred stock can be expected to exercise or surrender them for conversion, as the case may be, at a time when the Company would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options, warrants and preferred stock.
For the life of such options, warrants and preferred stock, the holders are given the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. To the extent the trading price of the Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect on the Company's stockholders.

SHARES ELIGIBLE FOR FUTURE SALE

     Approximately 5,153,000 shares of Common Stock outstanding as of the date of this Prospectus, including the Shares offered hereby, are "restricted securities," as that term is defined under Rule 144 promulgated under the Act. All or substantially all of such shares are covered by currently effective registration statements (or are in the process of being registered) and can be offered and sold publicly by the beneficial owners at any time so long as registration statements remain effective. Moreover, in general under Rule 144 as currently in effect, subject to the satisfaction of certain conditions, if two years have elapsed since the later of the date of acquisition of restricted shares from an issuer or from an affiliate of an issuer, the acquiror or subsequent holder is entitled to sell in the open market, within any three-month period, a number of shares that does not exceed the greater of 1% of the outstanding shares of the same class or the average weekly trading volume during the four calendar weeks preceding the filing of the required notice of sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock as described above for at least three years is entitled to sell such shares under Rule 144(k) without regard to any of the limitations described above. Of the 5,153,000 outstanding shares of Common Stock constituting restricted shares, approximately 78,000 were eligible as of October 16, 1995 to be resold publicly without restriction under Rule 144(k).


     No predictions can be made with respect to the effect, if any, that sales of Common Stock in the market or the availability of shares of Common Stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of Common Stock prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


                           CERTAIN RECENT DEVELOPMENTS

RECENT RESULTS OF OPERATIONS

     As described under "Risk Factors -- Pending Litigation," the Company currently is involved in a number of lawsuits. During the year ended December 31, 1994 and the nine months ended September 30, 1995, the Company incurred aggregate legal fees and expenses, including fees and expenses relating to litigation matters, of approximately $980,000 and $1,509,000, respectively. The Company expects to incur substantial additional legal fees and expenses associated with its pending litigation for the balance of fiscal 1995 and, perhaps, future periods as well.

RECENT RETENTION OF INVESTMENT BANKER

     In July 1995, the Company retained Donaldson, Lufkin & Jenrette to assist in establishing the Company's long-term financial strategy.


                                       8.

                                 USE OF PROCEEDS


     Other than the exercise price of such of the Warrants as may be exercised, the Company will not receive any of the proceeds from the sale of the Common Stock offered hereby. The Company will pay the costs of this offering, which are estimated to be $36,000. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that such holders will choose to exercise all or any of such Warrants. The gross proceeds to the Company in the event that all of the Warrants are exercised would be $781,875 (30,000 shares at an exercise price of $5.125 per share, 37,500 shares at an exercise price of $6.75 per share and 50,000 shares at an exercise price of $7.50 per share).


     The Company intends to apply the net proceeds it receives from the exercise of the Warrants, to the extent any are exercised, to augment its working capital and for general corporate purposes.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is listed on the AMEX under the symbol "NTN." The prices below are the high and low sales prices for the Common Stock as reported on the AMEX for periods shown.


                                          LOW         HIGH
                                          ---         ----
             1993
             ----
            First Quarter . . . . . . .   $4.37      $10.63
            Second Quarter. . . . . . .    6.37       11.50
            Third Quarter . . . . . . .    5.75       10.37
            Fourth Quarter. . . . . . .    8.50       10.50

            1994
            ----

            First Quarter . . . . . . .    6.00       10.25
            Second Quarter. . . . . . .    4.63        7.50
            Third Quarter . . . . . . .    6.37        8.50
            Fourth Quarter. . . . . . .    5.75        7.87

            1995
            ----

            First Quarter . . . . . . .    5.63        8.25
            Second Quarter  . . . . . .    4.44        5.81
            Third Quarter . . . . . . .    4.06        6.25
            Fourth Quarter
              (through November 6, 1995)   4.25        5.32




     For a recent closing price for the Common Stock as reported on the AMEX see the cover page of this Prospectus. As of October 16, 1995, there were 1,757 record owners of the Common Stock according to information available from the Company's transfer agent.


     To date, the Company has not declared or paid any cash dividends with respect to its Common Stock, and the current policy of the Board of Directors is to retain earnings, if any, after payment of dividends on the Company's outstanding preferred stock to provide for the growth of the Company. Consequently, no cash dividends are expected to be paid on the Company's Common Stock in the foreseeable future. Further, there can be no assurance that the proposed operations of the Company will generate the revenues and cash flow needed to declare a cash dividend or that the Company will have legally available funds to pay dividends.


                                       9.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected data presented below under the captions "Selected Consolidated Statement of Operations Data" and "Selected Consolidated Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1994, are derived from the consolidated financial statements of NTN Communications, Inc., which financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, and the report thereon, are incorporated by reference elsewhere in this Prospectus. The selected data should be read in conjunction with the consolidated financial statements for the three-year period ended December 31, 1994, the related notes and the independent auditors' report which contains an explanatory paragraph that states that the Company is a defendant in a class action lawsuit. The litigation is in its early stages and no prediction can be made as to the likelihood of the ultimate outcome. Accordingly, no provision for any liability that may result from adjudication has been recognized in the consolidated financial statements. The report also refers to a change in the method of accounting for investments in debt and equity securities in 1994. The following selected consolidated statement of operations data for the nine months ended September 30, 1995 and 1994 and related consolidated balance sheet data as of September 30, 1995 are derived from the unaudited consolidated financial statements of the Company and reflect all adjustments (including only normal recurring accruals) which in the opinion of management are necessary for a fair presentation of the Company's financial position and results of operations for these periods. The operating results for the nine months ended September 30, 1995 are not necessarily indicative of the results that may be expected for the full fiscal year. The following data should be read in conjunction with "Management's Discussions and Analysis of Results of Operations and Financial Condition" and the Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus.



                  SELECTED CONSOLIDATED STATEMENT OF OPERATIONS DATA
                         (in thousands, except per share data)

                                                                                                                    Nine Months
                                                                 Years Ended December 31                         Ended September 30,
                                               ---------------------------------------------------------     -----------------------
                                                  1994        1993        1992        1991        1990           1995       1994
                                               -----------  ---------  ---------  ---------    ---------     ---------    ---------
Total revenues. . . .. . . . . . . . . . . . . . .$24,646   $17,258     $10,702      $5,853       $5,871       $20,711     $16,730
Total cost of sales. . . . . . . . . . . . . . . .9,453       7,514       4,200       2,411        2,569         9,849       6,154
Gross profit . . . . . . . . . . . . . . . . . . .15,193      9,744       6,502       3,442        3,302        10,862      10,576
Total operating expenses . . . . . . . . . . . . .14,898     11,198       8,636       5,260        4,094        11,794       9,788
Interest income (expense), net . . . . . . . . . . (412)       (434)          -         576        1,087            65         415
Income taxes . . . . . . . . . . . . . . . . . . .    -         281         106           -            -             -          77
Earnings (loss) before extraordinary item. . . . .  707      (1,301)     (2,240)     (2,394)      (1,879)         (867)      1,126
Extraordinary item . . . . . . . . . . . . . . . .    -           -           -       3,889            -             -           -
Net earnings (loss). . . . . . . . . . . . . . . . $707     $(1,301)    $(2,240)     $1,495      $(1,879)        $(867)     $1,126
Earnings (loss) per share before
  extraordinary item(1). . . . . . . . . . . . . . $.03       $(.08)      $(.20)      $(.38)       $(.71)        $(.04)       $.05
Net earnings(loss) per share . . . . . . . . . . . $.03       $(.08)      $(.20)       $.24        $(.71)        $(.04)       $.05
Weighted average equivalent shares
  outstanding(1) . . . . . . . . . . . . . . . . .21,124     17,135      11,344       6,263        2,661        19,618      21,122


--------------
(1)  As adjusted to reflect a 1-for-20 reverse stock split effected in June
     1991.



                                       10.

                    SELECTED CONSOLIDATED BALANCE SHEET DATA
                                 (in thousands)


                                                                              December 31                       September 30
                                                   -----------------------------------------------------------  -------------

                                                       1994           1993       1992       1991         1990          1995
                                                    ----------   -----------  ----------  ----------  -----------  ----------
Total current assets . . . . . . . . . . . . . . .   $22,106        $23,102     $9,004      $5,119      $2,358        $29,451
Total assets . . . . . . . . . . . . . . . . . . .    31,239         27,240     10,171       5,604       2,630         42,657
  Total current liabilities. . . . . . . . . . . .     4,958          2,933      2,554       2,810      11,506         10,047
Long-term debt, less current portion . . . . . . .         8            163         18          91         953              9
Shareholders' equity (deficiency). . . . . . . . .    25,457         23,653      7,432       2,703      (9,828)        31,528



                                       11.

                             SELLING SECURITYHOLDERS


     In a transaction with unaffiliated third parties, the Company sold an aggregate of 600,000 shares of Common Stock to the Selling Securityholders named in the table below whose names are followed by a cross (collectively, the "DFA Securityholders"), at an initial purchase price of $4.3563 per share. In the event that the Company sells any shares of Common Stock during the twelve-month period ending April 28, 1996 at a price less than the initial purchase price per share, the purchase price per share is subject to downward adjustment to the price paid in such subsequent sale or sales. Such adjustment generally will be accomplished by the Company issuing additional shares to the DFA Securityholders, except that if the aggregate number of shares held by them and other entities advised by Dimensional Fund Advisors Inc. would exceed 4.99% of the total outstanding stock of the Company, the DFA Securityholders can require the Company to make a cash refund to the extent necessary to avoid exceeding such percentage ownership.



     In connection with the foregoing transaction, the Company agreed to file the Form S-3 Registration Statement of which this Prospectus is a part and to grant to DFA Securityholders certain demand and piggyback registration rights until such time as they, in the reasonable opinion of their respective counsel, can sell their shares of Common Stock under the provisions of Rule 144(k) under the Securities Act.



     As part of the compensation for the efforts of Cappello Capital Corp. in connection with arranging the above-described sale of Common Stock to the DFA Securityholders, Lawrence K. Fleischman, Linda Cappello and Gerald K. Cappello received Warrants to purchase, in the aggregate, 30,000 shares of Common Stock at an exercise price of $5.125 per share. Such Warrants were issued in April 1995, are exercisable, in whole or in part, until April 2000, contain antidilution provisions that require adjustments in the event of a stock dividend, subdivision or combination of the number of outstanding shares of Common Stock, recapitalization and certain other events, and provide for piggyback registration rights until April 2002. Such Warrants also allow for a cashless exercise if the market price of the Common Stock exceeds the exercise price. The foregoing Warrants constitute "restricted securities" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. As such, they generally are not currently transferable. However, the shares of Common Stock issuable upon exercise of such Warrants are being offered hereby and are currently transferable.



     In March 1994 and June 1994, the Company issued to Continuum Capital, Inc., a financial consultant of the Company, in consideration of services rendered, warrants to purchase 50,000 and 37,500 shares of Common Stock at exercise prices of $7.50 and $6.75 per share, respectively. Such warrants are exercisable, in whole or in part, for five years from their respective dates of grant, contain antidilution provisions that require adjustments in the event of a stock dividend, subdivision or combination of the member of outstanding shares of Common Stock, recapitalization and certain other events, and provide for piggyback registration rights commencing one year after their respective dates of grant, and continuing for six years thereafter. The foregoing Warrants constitute "restricted securities" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. As such, they generally are not currently transferable. However, the shares of Common Stock issuable upon exercise of such Warrants are being offered hereby and are currently transferable.



     The following table sets forth as of September 14, 1995 the number and percent of shares of Common Stock owned or purchasable pursuant to warrants by each of the Selling Securityholders, the number of shares of Common Stock offered by each of them hereby, and the number and percent of shares of Common Stock to be held by each of them after the conclusion of this offering. Other than Jon Van Caneghem, the President of New World, no Selling Securityholder or its affiliates has any position, office or other material relationship with the Company.



                                       12.


                                     Before Offering                                   After Offering
                                   -------------------                               ------------------

                                       Number of                                        Number of
                                         Shares                        Number of          Shares
              Selling                 Beneficially                      Shares          Beneficially
           Securityholder                Owned        Percent(1)      Being Offered        Owned         Percent
           --------------                -----        ----------      -------------        -----         -------
Jon Van Caneghem . . . . . . . . . . . . 750,000          3.4%          512,500             237,500          1.1%
DFA Group Trust -- Small
  Company Subtrust+. . . . . . . . . . . 308,000(2)       1.4(2)        308,000(2)                0            0
U.S. 9-10 Small Company
  Portfolio+ . . . . . . . . . . . . . . 161,500(2)         *(2)        161,500(2)                0            0
DFA Group Trust - 6-10
  Subtrust+. . . . . . . . . . . . . . . 124,200(2)         *(2)        124,200(2)                0            0
U.S. 6-10 Small Company
  Series+. . . . . . . . . . . . . . . .   6,300(2)         *(2)          6,300(2)                0            0
Lawrence K. Fleischman . . . . . . . . .  12,000(3)         *            12,000(3)                0            0
Linda Cappello . . . . . . . . . . . . .  10,800(3)         *            10,800(3)                0            0
Gerald K. Cappello . . . . . . . . . . .   7,200(3)         *             7,200(3)                0            0
Continuum Capital, Inc.. . . . . . . . .  87,500(3)         *            87,500(3)                0            0


--------------------

+    Advised by Dimensional Fund Advisors Inc.
(1) Based on 21,788,375 shares of Common Stock outstanding as of October 16, 1995. An asterisk denotes beneficial ownership of less than 1%.
(2)  Subject to adjustment as described above.
(3) Constitute shares of Common Stock issuable pursuant to currently exercisable warrants.


                                       13.

                              PLAN OF DISTRIBUTION

     Each of the Selling Securityholders has advised the Company that it may sell, directly or through brokers, its Shares offered hereby in negotiated transactions or in one or more transactions on the AMEX, or otherwise, at the prices prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Shares so sold within the meaning of the Securities Act, although the offering of the Shares will not be underwritten by a broker-dealer firm.

     The Company will bear all costs and expenses of the registration of the Shares under the Securities Act and certain state securities laws, other than fees of counsel for the Selling Securityholders and any discounts or commissions payable with respect to sales of such Shares.

     The Company has informed the Selling Securityholders that the anti-manipulation provisions of Rules 10b-6 and 10b-7 under the Exchange Act may apply to their sales of the Shares and has furnished each of the Selling Securityholders with a copy of these rules, as well as a copy of certain interpretations thereof by the Securities and Exchange Commission. The Company also has advised the Selling Securityholders of the requirement for delivery of this Prospectus in connection with any sale of the Shares.


                            DESCRIPTION OF SECURITIES

     The Company's authorized capital stock consists of 10,000,000 shares of preferred stock, par value $.005 per share ("Preferred Stock"), and 50,000,000 shares of Common Stock. The Preferred Stock may be issued in one or more series; the only series currently designated is a series of 5,000,000 shares of Series A Convertible Preferred Stock (the "Series A Preferred Stock").

COMMON STOCK


     On October 16, 1995, there were 21,788,375 shares of Common Stock outstanding.


     The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Company's Board of Directors out of legally available funds, after payment of any dividends required on the outstanding Preferred Stock. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets that are legally available for distribution, after payment of or provision for all debts and liabilities and for any payments with respect to the Preferred Stock. The holders of Common Stock have no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to the rights of the holders of shares of the Series A Preferred Stock, and may be subject to the rights of the holders of such other Preferred Stock as the Company may issue in the future, although the Company has no plans at this time to issue additional Preferred Stock.

PREFERRED STOCK


     On October 16, 1995, there were 162,612 shares of Series A Preferred Stock outstanding. The holders of the Series A Preferred Stock are entitled to an annual dividend of 10% of the original issue price of $1.00 per share, payable semiannually on December 1 and June 1 of each year in cash or, at the option of the Company, by means of the issuance of shares of Common Stock, which are to be valued for this purpose at the fair market value of the Common Stock. The Company is current in the payment of all dividends on the Series A Preferred Stock. Upon liquidation, dissolution and winding up of the Company, each holder of the Series A Preferred Stock shall be entitled to receive $1.00 per share before any payment shall be made with respect to the outstanding shares of the Common Stock. Each share of the Series A Preferred Stock is convertible into approximately .2801 share of Common Stock at any time at the option of the holders of the Series A Preferred Stock. The rate of conversion is subject to


                                       14.

certain antidilution provisions. The holders of the Series A Preferred Stock do not have any voting, preemptive, subscription or redemption rights.


     Additional shares of Preferred Stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the shareholders. Any Preferred Stock to be issued could rank prior to the Common Stock with respect to dividend rights and rights on liquidation. The Board of Directors, without stockholder approval, may issue Preferred Stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock or create impediments to persons seeking to gain control of the Company. The Company has no present plan or arrangement to issue any additional shares of common stock.

ANTI-TAKEOVER PROVISIONS

     The provisions of the Company's Restated Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws"), summarized in the succeeding paragraphs, may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer, takeover attempt or change in control that a stockholder might consider to be in such stockholder's best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     AMENDMENT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate provides that the affirmative vote of the holders of at least 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate, including those provisions relating to the number, election and term of directors; the removal of directors and the filling of vacancies; indemnification of directors, officers and others; and the supermajority voting requirements in the Certificate. The Certificate further provides that the Bylaws may be amended by the Board of Directors or by an affirmative vote of the holders of not less than 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class. These voting requirements will have the effect of making more difficult any amendment by stockholders, even if a majority of the Company's stockholders believes that such amendment would be in their best interests.

     CLASSIFIED BOARD OF DIRECTORS

     The Certificate and the Bylaws divides the Board of Directors into three classes, each class to be nearly equal in number as possible, each class serving staggered three-year terms. Presently, two directors of the Company are subject to re-election at each annual meeting of stockholders.

     The classification of directors and provisions in the Certificate that limit the ability of stockholders to increase the size of the Board of Directors without the vote of at least 80% of the total voting power of all outstanding voting securities, together with provisions in the Certificate that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

     CERTAIN STOCKHOLDER ACTION

     The Certificate requires that stockholder action be taken at an annual meeting or special meeting of stockholders called pursuant to a resolution adopted by a majority of the Board of Directors and prohibits stockholder action by written consent.


                                       15.

     SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     The Company is governed by the provisions of Section 203 of the Delaware General Corporation Law ("Section 203"). Subject to certain exceptions summarized below, Section 203 prohibits any Interested Stockholder from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. Interested Stockholder, as defined, includes (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation and (ii) any person who is an affiliate or associate of the corporation and who held 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions, a "business combination" includes, among other things: (i) any merger or consolidation involving the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by the Interested Stockholder; and (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

     Section 203 does not apply to a business combination if: (i) before a person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

SHARES ELIGIBLE FOR FUTURE PUBLIC SALE


     There are 21,788,375 shares of Common Stock outstanding. Of such shares of Common Stock, approximately 5,153,000 shares, including the Shares offered hereby, are "restricted securities" within the meaning of Rule 144 of the regulations promulgated under the Securities Act. All or substantially all of such shares, including the Shares offered hereby, are covered by currently effective registration statements and can be offered and sold publicly by the beneficial owners at any time so long as the registration statements remain effectively. Moreover, in general under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including a person who may be deemed to be an "affiliate" of the Company as that term is defined under the Act, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then-outstanding shares of Common Stock, or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. If the shares in question were acquired from the Company in transactions not involving a public offering, then they may not be sold under Rule 144 until they have been outstanding for at least two years. Sales under Rule 144 are also subject to certain requirements as to the manner of sale, notice and the availability of current public information about the Company. However, a person who is not deemed to have been an affiliate of the Company during the 90 days preceding a sale by such person is entitled to sell shares that have been outstanding for at least three years without regard to the volume, manner of sale or notice requirements. Of the 5,153,000 outstanding shares of Common Stock constituting restricted shares, approximately 78,000 were eligible as of October 16, 1995 to be resold publicly without restriction under Rule 144(k).


     No predictions can be made with respect to the effect, if any, that sales of Common Stock in the market or the availability of shares of Common Stock for sale pursuant to currently effective registration statements or under Rule 144 will have on the market price of Common Stock prevailing from time to time. Nevertheless, the possibility


                                       16.

that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.


     As of October 16, 1995, there were 4,661,730 shares of Common Stock reserved for issuance upon the exercise of stock options outstanding under the Company's stock option plans at exercise prices ranging from $2.25 to $8.25 per share, of which options to purchase 2,837,866 shares are currently exercisable. An additional 58,400 shares of Common Stock (plus any shares of Common Stock covered by stock options currently outstanding under the Company's 1985 Incentive Stock Option Plan and 1985 Nonqualified Stock Option Plan which are subsequently terminated or expire without being exercised) are reserved for issuance upon the exercise of options available for future grant under the Company's 1995 Stock Option Plan. In addition, the Company has outstanding warrants to purchase an aggregate of 3,990,329 shares of Common Stock at exercise prices ranging from $2.00 to $8.00 per share, all of which warrants are currently exercisable. The Company also has currently effective registration statements covering the resale of substantially all of the warrants (other than those underlying the Shares offered hereby) and the shares issuable upon exercise of such warrants (including the Shares offered hereby) by the holders. The Company also has 162,612 shares of preferred stock outstanding which entitle holders thereof to receive, upon surrender of the shares of preferred stock, 45,548 shares of Common Stock. Such options, warrants and preferred stock could adversely affect the Company's ability to obtain future financing. Such options and warrants are likely to be exercised and such preferred stock is likely to be converted into shares of Common Stock, if at all, only at a time when the exercise price or conversion price, as the case may be, is less than the market price of the Common Stock. For the life of such options, warrants and preferred stock, the holders are given the opportunity to profit from a rise in the market price of the Common Stock without assuming the risk of ownership. Moreover, the holders of those options, warrants and preferred stock can be expected to exercise or surrender them, as the case may be, at a time when the Company would be able to obtain additional capital through a new offering of securities on terms more favorable than those provided by such options, warrants or preferred stock. To the extent the trading price of the Common Stock at the time of exercise of any such options or warrants exceeds the exercise price, such exercise will also have a dilutive effect on the Company's stockholders.


TRANSFER AGENT AND WARRANT AGENT

     The Transfer Agent for the Common Stock is American Stock Transfer & Trust Company, New York, New York.


                                  LEGAL MATTERS

     Troy & Gould Professional Corporation, Los Angeles, California, has rendered an opinion to the effect that the securities offered hereby by the Selling Securityholders, when sold and paid for, will be duly and validly issued, fully paid and nonassessable. Such counsel owns 12,671 shares of Common Stock as of the date of this Prospectus.


                                     EXPERTS


     The financial statements and schedules of NTN Communications, Inc. as of December 31, 1994, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein and elsewhere in the registration statement have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 financial statements contains an explanatory paragraph that states that the Company is a defendant in a class action lawsuit. The litigation is in its early stages and no prediction can be made as to the likelihood of the ultimate outcome. Accordingly, no provision for any liability that may result from adjudication has been recognized in the financial statements. The report also refers to a change in the method of accounting for investments in debt and equity securities in 1994.



                                       17.

     No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.



                                 _______________


                                TABLE OF CONTENTS

                                                                   Page
                                                                   ----
Available Information. . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain
  Documents by Reference . . . . . . . . . . . . . . . . . . . . . . 2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Certain Recent Developments. . . . . . . . . . . . . . . . . . . . . 8
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . 9
Price Range of Common Stock
  and Dividend Policy. . . . . . . . . . . . . . . . . . . . . . . . 9
Selected Consolidated Financial Data . . . . . . . . . . . . . . . .10
Selling Securityholders. . . . . . . . . . . . . . . . . . . . . . .12
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . .14
Description of Securities  . . . . . . . . . . . . . . . . . . . . .14
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . .17
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17




                        1,230,000 Shares of Common Stock



                            NTN COMMUNICATIONS, INC.


                                  ____________

                                   PROSPECTUS
                                  ____________



                                November __, 1995

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company.


     SEC registration fee. . . . . . . . . . . . . . . . . . . .  $   2,230
     Printing expenses . . . . . . . . . . . . . . . . . . . . .      5,000
     Accounting fees and expenses. . . . . . . . . . . . . . . .      6,000
     Legal fees and expenses . . . . . . . . . . . . . . . . . .     20,000
     Fees and expenses for qualification under
        state securities laws. . . . . . . . . . . . . . . . . .      1,000
     Miscellaneous . . . . . . . . . . . . . . . . . . . . . . .      1,770
                                                                  ---------
        Total. . . . . . . . . . . . . . . . . . . . . . . . . .  $  36,000
                                                                  ---------
                                                                  ---------



ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation and Bylaws permit the Company to indemnify officers and directors of the Company to the fullest extent permitted by Section 145 of the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law makes provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities (including reimbursements of expenses incurred) arising under the Securities Act.

     The Stock Purchase Agreement, dated as of April 24, 1995, between the Company and the Selling Securityholders, provides that the Company shall indemnify the Selling Securityholders under certain circumstances and the Selling Securityholders shall indemnify the Company and the officers and directors of the Company under certain circumstances.

     The Company has entered into indemnity agreements with certain of its outside directors. Pursuant to the indemnity agreement, the Company agrees to indemnify each outside director who is a party to the indemnity agreement under certain circumstances in which such outside director or the Company is named as a party to a proceeding (as that term is defined).

ITEM 16.  EXHIBITS

     The following exhibits are filed herewith or incorporated by reference as a part of this Registration Statement:

 4.1 Specimen Common Stock certificate (previously filed as an exhibit to the Company's registration statement on Form 8-A, File No. 0-19383, and incorporated herein by reference)
 4.2 Stock Purchase Agreements, dated as of April 24, 1995, between the Company and the DFA Securityholders(1)
 5   Opinion of Troy & Gould Professional Corporation
23.1 Consent of Troy & Gould Professional Corporation (included in Exhibit 5)

23.2 Consent of KPMG Peat Marwick LLP (included on page II-5 hereof)
24   Power of Attorney(2)

___________________


(1) Filed as an exhibit to the Company's report on Form 8-K dated April 21, 1995 and incorporated herein by reference.

(2)  Previously filed.


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned Company hereby undertakes:

          That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Carlsbad, State of California, on November 8, 1995.


                              NTN COMMUNICATIONS, INC.



                              By: /s/ Patrick J. Downs
                                 -------------------------------------
                                     Patrick J. Downs,
                                     Chief Executive Officer



   Pursuant to the requirements of the Securities Act, this Amendment No. 1 to Registration Statement on Form S-3 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.


SIGNATURE                         TITLE                                 DATE


Patrick J. Downs*         Chairman of the Board of Directors    November 8, 1995
------------------------
Patrick J. Downs          and Chief Executive Officer




Daniel C. Downs*          President, Chief Operating Officer    November 8, 1995
------------------------
Daniel C. Downs           and Director




Kenneth B. Hamlet*        Executive Vice-President, General     November 8, 1995
------------------------
Kenneth B. Hamlet         Manager and Director




/s/ Ronald E. Hogan       Senior Vice President - Finance and   November 8, 1995
------------------------
Ronald E. Hogan           Secretary (Principal Financial
                          and Accounting Officer)



Donald C. Klosterman*     Director                              November 8, 1995
------------------------
Donald C. Klosterman




Norman Lear*              Director                              November 8, 1995
------------------------
Norman Lear




Alan P. Magerman*         Director                              November 8, 1995
------------------------
Alan P. Magerman




A.R. Rozelle*             Director                              November 8, 1995
------------------------
A. R. Rozelle




*By /s Ronald E. Hogan
------------------------
    Ronald E. Hogan,
    Attorney-in-Fact

The Board of Directors
NTN Communications, Inc.:

    We consent to the use of our reports incorporated by reference and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the Prospectus.

    Our report dated March 28, 1995, contains an explanatory paragraph that states that the Company is a defendant in a class action lawsuit. The litigation is in its early stages and no prediction can be made as to the likelihood of the ultimate outcome. Accordingly, no provision for any liability that may result from adjudication has been recognized in the consolidated financial statements. Our report also refers to a change in the method of accounting for investments in debt and equity securities in 1994.



                    KPMG Peat Marwick LLP

San Diego, California
November 7, 1995

                                  EXHIBIT INDEX



                                                                     Sequential
Exhibit                                                                 Page
Number                  Description                                    Number
------                  -----------                                  ----------

  5     Opinion of Troy & Gould Professional Corporation

 23.1   Consent of Troy & Gould Professional Corporation
          (included in Exhibit 5)

 23.2   Consent of KPMG Peat Marwick LLP (included on page II-5)